Exhibit 99.1

Super League Announces Second Quarter 2024 Financial Results

~ Q2 2024 Highlighted by Launch of Innovative Scalable Products, SOUNDZ and Unlockables, New Dedicated Worlds and a Strategic Partnership with Meta-Stadiums~

~ Net Loss Improvement in Q2 2024 Attributable to Reduced Spend Paves the Way for First Profitable Quarter in Q4 ~

SANTA MONICA (August 14, 2024) – Super League (Nasdaq: SLE), a leader in redefining the gaming industry as a media channel, has released its second quarter 2024 financial results in the form of a shareholder letter which can be accessed under the Quarterly Results section of the Company’s investor relations website. A webinar hosted by Ann Hand, CEO of Super League, and Clayton Haynes, CFO of Super League, will be streamed here beginning today, Wednesday, August 14, 2024 at 5:00 PM Eastern Time to further discuss the results.

Management Commentary by Chief Executive Officer, Ann Hand:

“While our revenues were flat sequentially due to $1.8 million in revenue deferrals and program start delays to Q3, we once again made material strides in controlling costs and eroding our operating losses as we march toward our first expected profitable quarter in Q4.  Through further productization of our immersive experience offerings, Super League Pop-Ups, along with other innovations, we create new paths for margin expansion and increase our speed to market.  In our view, we are a boutique product and technology company in this space as evidenced by the debut of our scalable music offering “SOUNDZ,” bringing Bebe Rexha to Roblox.   We continue to attract and retain some of the world's most valuable brands like Visa, Kraft, Maybelline, Sony and more. A real hallmark for the quarter was the launch of our "Olympic World" experience through a collaboration with Visa and the IOC that captured global audiences with the thrill of the Olympics through games, quests and events along with digital merchandise shopping.

A separate significant development to highlight is our new strategic partnership with Meta-Stadiums that creates the opportunity to bring much larger programs to Super League that are cross-platform. This enables our capability inside existing game platforms to be complemented with Meta-Stadiums technology to create dedicated, ownable digital "stadiums" outside of existing platforms.  Meta-Stadiums brings top tier sports and entertainment IP, and a path for us to expand into consumer and data monetization."

Our strong pipeline and sales momentum continue to build in the back half of 2024 while we maintain strict expense management and streamline efficiencies, as we are positioned for another record setting revenue year in 2024 leading us to our first expected profitable quarter in Q4.”

The webinar may also be accessed by dialing 877-407-0779 or 201-389-0914 (International). A replay of the webinar will be available on Super League’s investor relations website and can also be accessed here.

For any questions related to the Company’s second quarter 2024 financial results or shareholder letter, please contact SLE@mzgroup.us.

About Super League:

Super League (Nasdaq: SLE) is redefining the gaming industry as a media channel for global brands. As a leading end-to-end immersive content partner, Super League enables marketers, advertisers, and IP owners to reach massive audiences through creativity, innovation, and gameplay within the world’s largest immersive platforms. Boasting an award-winning development studio, a vast community of native creators, and a proprietary suite of tools that maximize user engagement, Super League is a one-of-a-kind holistic solutions provider. Whether a partner is focused on building a world-class creative experience, achieving a lift in brand awareness, inspiring deeper customer loyalty, or finding new sources of revenue, Super League is at the forefront – always pioneering within immersive worlds. For more information, visit superleague.com.

Investor Relations Contact:
Shannon Devine/ Mark Schwalenberg
MZ North America
Main: 203-741-8811
SLE@mzgroup.us